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                                                                    Exhibit 23.1


                        CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Star Gas Partners, L.P.

We consent to incorporation by reference in the registration statement to be filed on Amendment No. 1 to Form S-3 of Star Gas Partners, L.P. of our report dated December 14, 2000, relating to the consolidated balance sheets of Star Gas Partners, L.P. and Subsidiaries as of September 30, 1999 and 2000, and the related consolidated statements of operations, partners' capital and cash flows for each of the years in the three-year period ended September 30, 2000 and related schedule, which report appears in the September 30, 2000 annual report on Form 10-K of Star Gas Partners, L.P.

Also, we consent to the inclusion in the registration statement to be filed on Amendment No. 1 to Form S-3 of Star Gas Partners, L.P. of our report dated December 14, 2000, relating to the balance sheets of Star Gas LLC as of September 30, 1999 and 2000, which report appears herein.

Additionally, we consent to incorporation by reference in the registration statement to be filed on Amendment No. 1 to Form S-3 of Star Gas Partners, L.P. of our report, dated February 16, 1999, relating to the consolidated balance sheets of Petroleum Heat and Power Co., Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, changes in shareholders' equity (deficiency) and cash flows for each of the years in the three-year period ended December 31, 1998 and related schedule, which report appears in the February 18, 1999 current report on Form 8-K of Star Gas Partners, L.P.

We also consent to the reference to our firm under the heading "Experts" in the prospectus.


/s/ KPMG LLP


Stamford, Connecticut
April 24, 2001